PROMISSORY NOTE

$100,000

August 1, 2013
Tok, Alaska

FOR VALUE RECEIVED, the **Tribe of Tetlin** a/k/a the **Native Village of Tetlin**, whose governmental entity is **Tetlin Village Council** (herein called "Borrower") promises to pay **Contango ORE, Inc.** (herein called "Lender"), at its principal office, 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, the principal sum of One Hundred Thousand Dollars ($100,000) in lawful money of the United States due and payable without interest on the earlier of (i) October 1, 2013, and (ii) a date that is within five (5) days following the date Borrower receives funds from any governmental entity to be used for the improvement and repair of a road between Tok, Alaska and the Tetlin Village.

If any payment of principal on this Note shall become due on a Saturday, Sunday or day which is a holiday in Tok, Alaska, such payment shall be made on the next succeeding business day and any such extended time of the payment of principal shall be included in computing interest at the rate this Note bears in connection with such payment.

In case this Note should be placed in the hands of an attorney-at-law to institute legal proceedings to recover the amount hereof, or any part hereof, or Note should be placed in the hands of an attorney-at-law for collection, compromise or other action, the Borrower binds itself to pay the reasonable fees of the attorney who may be employed for that purpose.

This Note has been delivered in Tok, Alaska and shall be deemed to be a contract under the laws of the State of Alaska and for all purposes shall be governed by and construed in accordance with the laws of the State of Alaska, without giving effect to principles of conflicts of law.

Borrower expressly waives any presentment, demand, protest or notice in connection with this Note, now or hereafter, required by applicable law.

This Note may not be changed, modified, amended or terminated except by writing duly executed by the Lender and Borrower.

[Signature Page Follows]

Tribe of Tetlin
a/k/a
Native Village of Tetlin, whose
governmental entity is Tetlin Village Council

By: [signature]
Title: Chief

State of Alaska)
)
4th Judicial District)

The foregoing instrument was acknowledged before me this 1st day of August, 2013 by Donald Adams of the Tribe of Tetlin a/k/a the Native Village of Tetlin, whose governmental entity is Tetlin Village Council, on behalf of the Tribe of Tetlin a/k/a the Native Village of Tetlin.

State of Alaska
NOTARY PUBLIC
V. Erickson
My Commission Expires May 5, 2016

V Erickson
Notary Public in and for Alaska
My commission expires: 05/05/2016